Contacts

EpiCept Corporation:	Investors:
777 Old Saw Mill River Road	Lippert/Heilshorn & Associates
Tarrytown, NY 10591	Kim Sutton Golodetz
Robert W. Cook	(212) 838-3777
(914) 606-3500	kgolodetz@lhai.com
rcook@epicept.com
or
Bruce Voss
(310) 691-7100
bvoss@lhai.com
Media:
Feinstein Kean Healthcare Greg Kelley (617) 577-8110 gregory.kelley@fkhealth.com

EpiCept Corporation Reports First Quarter 2010
Operating and Financial Results
conference call begins at 9:00 a.m. eastern time today

TARRYTOWN, N.Y. (May 6, 2010) – EpiCept Corporation (Nasdaq and Nasdaq OMX Stockholm Exchange: EPCT) today announced operating and financial results for the three months ended March 31, 2010, and provided an update with respect to the Company’s key business initiatives.

“Most recently, EpiCept achieved a milestone we have been working towards for many years, namely the full commercial launch of Ceplene® in a major market,” said Jack Talley, president and chief executive officer of EpiCept. “With the launch by our partner Meda AB, we have provided hope to people in Europe with Acute Myeloid Leukemia in first remission. We are excited to be able to play a part in helping these patients. We are looking forward to progressing our application along the regulatory pathways in Canada and the United States, with the goal of expanding the number of patients who can receive this very important therapy,” Mr. Talley added.

Business Update

•	Ceplene® — approved in the European Union for the remission maintenance and prevention of relapse of patients with Acute Myeloid Leukemia (AML) in first remission; AML is the most deadly form of leukemia in adults.

In January 2010 EpiCept completed an agreement with Meda AB of Sweden to market and sell Ceplene® in Europe and certain Pacific Rim countries. EpiCept received $3 million upon signing the agreement and earned another $2 million upon the first commercial sale, which recently occurred and is not included in first quarter financial results. Future payments include a $5 million fee upon achievement of a regulatory milestone and up to $30 million in sales milestones. In addition, EpiCept is entitled to an escalating, double-digit royalty on net sales of Ceplene® by Meda. EpiCept is responsible for the manufacture and supply of Ceplene® for sale by Meda.

The commercial launch of Ceplene® occurred in the United Kingdom on April 20, 2010 in conjunction with the British Society for Haematology 50th Annual Scientific Meeting in Edinburgh, Scotland. Meda held a Satellite Symposium session at the meeting entitled “Maintaining Remission in AML – The Challenge,” which was co-chaired by Dr. Alan K. Burnett and Dr. Jonathen Kell, both of the School of Medicine at Cardiff University in Cardiff, Wales. Dr. Burnett is also chairman of the collaborative group of the Medical Research Council in the U.K. Ceplene® is expected to be rolled out to other countries in the European Union over the next 12 months.

EpiCept continued its association with European LeukemiaNet (ELN) during the quarter. In February 2010 EpiCept representatives attended this foundation’s annual meeting and participated in discussions with the goal of including Ceplene® in local European guidelines to treat AML patients in remission. An article entitled “Is there a Role for Immunotherapy in Maintaining Complete Remission in Acute Myeloid Leukemia?” by Dr. G. Ossenkoppele of the University Medical Center in Amsterdam that appeared in the ELN’s February 2010 newsletter, noted that “The combination of Ceplene®/IL-2 is the first and only approved remission maintenance immunotherapy for AML and has the potential to significantly improve post-consolidation management of AML patients.” In January 2010 the Swedish AML Group included Ceplene® in its guidelines entitled “National Guidelines for Diagnosis and Treatment of Acute Myeloid Leukemia in Adults.”

EpiCept continues to make regulatory progress with Ceplene® in North America. The Company’s New Drug Submission for Ceplene® is currently under active review by Health Canada, which has established a performance target for the completion of its review and a decision by the fourth quarter of 2010. EpiCept also continues its preparation of a New Drug Application (NDA) that will be filed with the U.S. Food and Drug Administration (FDA). The Company is on track to submit the application during the second quarter of 2010.

EpiCept’s efforts to expand the uses for Ceplene® in other hematologic diseases via a study led by Groupe Francophone des Myélodysplasies continued during the quarter. Necessary approvals are being sought to commence a study that will examine the effects of Ceplene® and low-dose IL-2 in combination with Vidaza® (azacitidine) in the treatment of patients with higher risk myelodysplastic syndrome (MDS), a bone marrow disease that can progress to AML. This study is expected to enroll patients beginning later this year.

•	EpiCeptTM NP-1 — a prescription topical analgesic cream designed to provide long-term relief from the pain of peripheral neuropathies, which affect more than 15 million people in the U.S. alone. In January 2010 NP-1 received orphan drug designation in the U.S. for the treatment of post-herpetic neuralgia. The receipt of orphan drug status provides marketing exclusivity for seven years for this indication in the U.S. EpiCeptTM NP-1 is currently being studied in a chemotherapy-induced peripheral neuropathy trial being conducted by the National Cancer Institute (NCI)-funded Community Clinical Oncology Program. Enrollment in this 400 patient study is progressing very well and the study should be fully enrolled by the end of the second quarter. EpiCept intends to partner NP-1 prior to the commencement of the Phase III program in order to share the costs and development risk, and ultimately to have that partner market the product globally upon approval.

•	CrolibulinTM (EPC2407, previously known as crinobulin) — a vascular disruption agent that has demonstrated potent anti-tumor activity in both preclinical and early clinical studies. The Company is anticipating the initiation this year of a Phase Ib trial for the compound in combination with the standard dose of appropriate chemotherapy in several solid tumor types. Although the prior name was approved by the United States Adoptive Names Council in 2009, the compound’s name was recently modified to crolibulinTM at the request of the International Nonproprietary Names Expert Committee of the World Health Organization to avoid potential confusion with another product

•	Azixa™ — a compound discovered by EpiCept and licensed to Myriad Genetics, and subsequently Myriad Pharmaceuticals, as part of an exclusive, worldwide development and commercialization agreement. Myriad Pharmaceuticals is currently conducting Phase II trials for Azixa™ and is expected to provide an update on the progress of the trials at the upcoming meeting of the American Society of Clinical Oncology in June 2010. The dosing of the first patient in a Phase III trial for Azixa™ triggers a milestone payment to EpiCept.

Financial and Operating Highlights

For the first quarter of 2010, EpiCept’s net loss attributable to common stockholders was $4.5 million, or $0.10 per share, compared with a net loss attributable to common stockholders of $22.5 million, or $0.68 per share, for the first quarter of 2009. For the first quarter of 2009, other expense, net amounted to $18.4 million consisting primarily of interest expense incurred as a result of the conversion during the quarter of $22.5 million of the Company’s 7.5556% convertible subordinated notes due 2014 into approximately 8.3 million shares of its common stock. As of March 31, 2010, EpiCept had cash and cash equivalents of $3.6 million and 44.2 million shares outstanding.

First Quarter 2010 vs. First Quarter 2009

Revenue
The Company recognized revenue of $0.2 million during the first quarter of 2010 compared with $0.1 million during the first quarter of 2009. For the first quarter of 2010, revenue consisted primarily of the recognition of license fee payments previously received from Meda, Myriad Genetics, Endo Pharmaceuticals and Durect. For the first quarter of 2009, revenue consisted primarily of the recognition of license fee payments previously received from Myriad Genetics, Endo Pharmaceuticals and Durect.

General and Administrative Expense
General and administrative expense in each of the first quarters of 2010 and 2009 was $2.0 million. Selling expense is expected to increase during the year and to offset reductions in general and administrative expenses as the Company prepares to market Ceplene in the U.S. upon receipt of marketing approval.

Research and Development (R&D) Expense
R&D expense in the first quarter of 2010 decreased by approximately 6%, or $0.1 million, to $2.1 million compared with $2.2 million in the first quarter of 2009. The decrease was primarily related to lower salary and salary-related expenses and facility costs related to closing our research facility in San Diego in 2009, partially offset by higher regulatory fees and clinical trial expenses for Ceplene®.

Other Income (Expense)
Other income (expense) during the first quarter of 2010 amounted to net expense of $0.6 million, compared with net expense of $18.4 million in 2009. The primary component of other income (expense) in both quarters is interest expense and foreign exchange loss. The first quarter of 2009 included $18.1 million of interest expense, which included $9.6 million in amortization of debt issuance costs and debt discount related to the conversion of $22.5 million of the Company’s 7.5556% convertible subordinated notes due 2014 into approximately 8.3 million shares of its common stock.

Liquidity

As of March 31, 2010 EpiCept had $3.6 million in cash and cash equivalents. In January 2010 the Company received $3 million from Meda in connection with the signing of the Ceplene® European marketing and distribution agreement. On May 3, 2010, the Company announced the first commercial sale of Ceplene® in a major European country had occurred, which triggered a $2 million payment from Meda. The Company believes that its cash resources are sufficient to fund operations into the third quarter 2010. The Company may receive cash from certain licensing activities during 2010 and upon achievement of specified clinical milestones.

In February 2010 EpiCept established an “At-the-Market” offering program through which the Company may, from time to time, offer and sell shares of its common stock having an aggregate offering price of up to $15.0 million through its sales agent. Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on The Nasdaq Capital Market or, to the extent allowable by law, the Nasdaq OMX Stockholm Exchange, at market prices. EpiCept may utilize this program at such times and in such amounts to minimize any disruption to the trading of its stock. In times of low trading volume the Company may severely limit or refrain altogether from using the program. The Company expects to use this facility to meet liquidity needs that may arise in the event any of the anticipated cash inflows are delayed or do not occur, and it may seek alternative sources of financing, such as issuing additional debt or equity should funds raised through the program be insufficient to timely meet the Company’s liquidity requirements. The Company began utilizing this program on a limited basis in April 2010.

Conference Call

EpiCept will host a conference call to discuss these results and answer questions on May 6, 2010 beginning at 9:00 a.m. Eastern Daylight Time.

To participate in the live call and be able to participate in the question and answer session, please dial from the United States or Canada (877) 809-8594 or from international locations (706) 758-9407 (please reference access code 73229260) prior to the start of the conference. The conference call will also be broadcast live in listen-only mode on the Internet and may be accessed at www.epicept.com. The web cast will be archived for 90 days.

A telephone replay of the call will be available for seven days by dialing from the United States or Canada (800) 642-1687 or from international locations (706) 645-9291 (please reference reservation number 73229260).

About EpiCept Corporation

EpiCept is focused on the development and commercialization of pharmaceutical products for the treatment of cancer and pain. The Company’s lead product is Ceplene®, which has been granted full marketing authorization by the European Commission for the remission maintenance and prevention of relapse in adult patients with Acute Myeloid Leukemia (AML) in first remission. The Company has two oncology drug candidates currently in clinical development that were discovered using in-house technology and have been shown to act as vascular disruption agents in a variety of solid tumors. The Company’s pain portfolio includes EpiCept™ NP-1, a prescription topical analgesic cream in late-stage clinical development designed to provide effective long-term relief of pain associated with peripheral neuropathies.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements which express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risk that Ceplene® will not receive regulatory approval or marketing authorization in the United States or Canada, the risk that Ceplene® will not achieve significant commercial success, the risk that any required post-approval clinical study for Ceplene® will not be successful, the risk that we will not be able to maintain our final regulatory approval or marketing authorization for Ceplene®, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, the risks associated with our ability to continue to meet our obligations under our existing debt agreements, the risk that Azixa™ will not receive regulatory approval or achieve significant commercial success, the risk that we will not receive any significant payments under our agreement with Myriad, the risk that the development of our other apoptosis product candidates will not be successful, the risk that clinical trials for EpiCeptTM NP-1 or crolibulinTM will not be successful, the risk that EpiCept™ NP-1 or crolibulinTM will not receive regulatory approval or achieve significant commercial success, the risk that we will not be able to find a partner to help conduct the Phase III trials for EpiCept™ NP-1 on attractive terms, a timely basis or at all, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later stage clinical trials, the risk that we will not obtain approval to market any of our product candidates, the risks associated with dependence upon key personnel, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.

Selected financial information follows:

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Balance Sheet Data
(in $000s)
	March 31,	December 31,
	2010	2009
Cash and cash equivalents	$3,579	$5,142
Inventory	1,632	1,315
Property and equipment, net	323	360
Total assets	$6,300	$7,514
Accounts payable and other accrued liabilities	$3,817	$4,054
Deferred revenue	12,455	9,622
Notes and loans payable	1,851	1,952
Total stockholders’ deficit	(12,742)	(9,079)
Total liabilities and stockholders’ deficit	$6,300	$7,514

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Operations Data
(in $000s except share and per share data)
	Three Months Ended
	March 31,
	2010	2009
Revenue	$167	$115

Operating expenses:
General and administrative	2,057	2,027
Research and development	2,039	2,170

Total operating expenses	4,096	4,197

Loss from operations	(3,929)	(4,082)

Other income (expense):
Interest income	3	6
Foreign exchange gain	(516)	(289)
Interest and amortization of discount and expense	(61)	(18,119)

Other income (expense), net	(574)	(18,402)

Net loss before income taxes	(4,503)	(22,484)
Income taxes	5	3

Net loss	(4,508)	(22,487)
Basic and diluted loss per common share	$(0.10)	$(0.68)

Weighted average common shares outstanding *	44,160,266	32,894,822

• Reflects a 1:3 reverse split effected in January 2010.

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Cash Flows Data
(in $000s)
	Three Months Ended March 31,
	2010	2009
Net cash used in operating activities	$(1,518)	$(15,180)
Net cash provided by (used in) investing activities	27	(948)
Net cash provided by (used in) financing activities	(74)	25,487
Effect of exchange rate changes on cash	2	(6)

Net increase (decrease) in cash and cash equivalents	(1,563)	9,353
Cash and cash equivalents at beginning of period	5,142	790

Cash and cash equivalents at end of period	$3,579	$10,143

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Stockholders Deficit Data
(in $000s)
	Three Months Ended March 31,
	2010	2009
Stockholders’ deficit at beginning of period	$(9,079)	$(17,730)
Net loss for the period	(4,508)	(22,487)
Stock-based compensation expense	203	381
Foreign currency translation adjustment	603	386
Share, option and warrant issuance	—	11,677
Exercise of options and warrants	39	—
Conversion of convertible subordinated notes into common stock	—	22,500

Stockholders’ deficit at end of period	$(12,742)	$(5,273)

# # #

*Azixa is a registered trademark of Myriad Genetics, Inc.

EPCT-GEN